December 20, 2007

To the shareholders of The Castle Group, Inc.:

Aloha!

I am pleased to report that the Company has come a very long way over the past couple of years and I want to bring you up to date on our progress.

We continue to focus on providing outstanding management services to hotels and condominium resort properties throughout Hawaii as well as New Zealand, Guam, Saipan and now Thailand.  Our growth continues at an unprecedented pace, with the addition of six new properties to the Castle portfolio in just the last six months.  We currently manage 20 properties in Hawaii including the recent additions of the Maile Sky Court and Queen Kapiolani Hotel in Honolulu.  In Hawaii, Castle is the only lodging chain that represents properties on the five major Hawaiian Islands of Oahu/Waikiki, Maui, Kauai, Molokai, and Hawaii, which allows customers the option to island-hop, and provides Castle cross-selling opportunities.  The Spencer on Byron hotel in Auckland New Zealand continues to be our preeminent destination property in New Zealand.  In Saipan we manage the Aquarius Beach Tower.  In Guam we continue to manage the Imperial Suites Hotel and this summer we began managing the Hotel Santa Fe.  Over the past year we have focused our international expansion activities in Thailand.  We believe that it continues to be one of the most exciting and growing tourist regions in the world.  Most recently, in Thailand we have signed the Katamanda Villas in Phuket and we assumed management at the Baan Taling Ngam Hotel in Koh Samui on December 1.  We hope for great results from operating these exciting destination resorts.

Castle offers a wide range of accommodations at various price points from exclusive private villas, full-service all-suites hotels, and oceanfront resort condominiums, to modestly priced hotels with up to 600 guest rooms.  Our collection of all-suites condominium resorts, hotels, villas, lodges and vacation rentals, allows customers to select the best accommodations to suit their individual style and budget.

Our ability to deliver consistent financial returns to our property owners demonstrates Castle’s competency in managing and marketing a wide range of accommodations to our customers via multiple channels of distribution.  As has historically been the case, each property that Castle manages is individually branded in order to extract maximum value from its strengths.  The Castle brand stays in the background and our focus is on marketing the uniqueness of each property, while satisfying the needs and expectations of the property owners.  Each property we manage maintains its own brand identity and personality while utilizing the Castle advantage of our powerful marketing resources, channel distribution, resort management expertise, industry partnerships and networks.

Castle’s corporate culture has been internally branded as “F & F”, which means Flexibility and Focus.  The organization and infrastructure is solid and designed for maximum flexibility to react to marketplace dynamics; while at the same time allowing us to remain focused on our objectives and overall strategy without losing perspective.

The Company’s growth is reflected in our financial results which are outlined below.  We urge you to also review the Company’s filings with the Securities and Exchange Commission at (www.sec.gov) or through our website (www.thecastlegroup.net) for a full explanation of the Company’s progress, strategy and results.

2007 Financial Estimates

We estimate that our revenues will total $22.6 million during 2007, representing a year-over-year increase of 7% as compared to 2006. Over the past few quarters Castle has made investments in its organization and infrastructure which have brought increases in cost efficiencies.  The incremental costs of managing new contracts and their associated revenues are less than the cost of managing the historical revenue base.  Our operating expenses are expected to increase 13% to $22.5 million during 2007, from $20.0 million in 2006.

This increase in operating expenses is partially a result of staffing and infrastructure costs incurred in preparation for the commencement of new contracts but before related revenues can be realized.

Castle expects full-year 2007 earnings before interest, taxes, depreciation and amortization (EBITDA) to total $338,000 and a net loss on a GAAP basis of $162,000 versus the $1.3 million in EBITDA and $372,000 in net income in 2006.  This decrease in earnings is a result of the Company’s execution of its strategy to expand into other Pacific Basin and Asian vacation destinations. We increased our staffing and enhanced our systems and infrastructure during the past year in anticipation of substantial growth in the number and geographical reach of the properties under contract in the coming quarters.  Due to the relatively fixed nature of the Company’s interest, depreciation, and amortization, Castle’s net income for the fourth quarter of 2007 is anticipated to follow a trend similar to EBITDA.  The Company is estimating a slight loss of $27,000 in the fourth quarter of 2007 for a combined net loss of $162,000 for the full year 2007.

Fiscal 2008 Guidance

Incremental revenues from the Company’s new contracts, along with expansion of services provided to resort and condominium properties currently under contract are expected to increase 2008 revenues to $26.8 million, representing an 18% improvement over 2007.  Fiscal 2008 operating expenses are anticipated to total $25.0 million, an increase of 11% over 2007. Based on increased efficiency trends continuing into 2008, we project an increase in EBITDA to $2.1 million.  This represents six times the EBITDA estimated for 2007.  Due to the relatively fixed nature of interest, depreciation, and amortization, combined with projected revenue increases and operating efficiencies, Castle’s net income for 2008 is projected to total slightly less than $1.0 million.  The properties in the portfolio for 2008 are expected to generate in excess of $100 million in annual Gross Property Revenues for their owners.

Stock Quotations

We are also pleased to report that the Company’s common stock has once again begun trading on the OTC Bulletin Board under the symbol “CAGU.”

We anticipate holding a shareholders’ meeting in late spring in order to provide you more information about the Company and bring you up to date on our progress. We will notify you of these arrangements as the time gets closer. You can also find news about the Company at our website (www.thecastlegroup.net).

Mahalo for your continued interest and support of The Castle Group, Inc.

Sincerely,

/s/Rick Wall

Rick Wall

Chairman and CEO

This letter contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements are based upon the current plans, estimates and projections of The Castle Group's management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements.  These include, but are not limited to risk factors and uncertainties set forth in the Company's Form 10-KSB/A-1 dated November 7, 2007 and other filings with the U.S. Securities and Exchange Commission.  The Castle Group does not assume any obligation to update the information contained in this letter.